EXHIBIT 99.1

SIRNA THERAPEUTICS TO RELOCATE CORPORATE HEADQUARTERS TO SAN FRANCISCO
First Publicly-traded Biotech Company to Choose Mission Bay

BOULDER, Colo. and SAN FRANCISCO, March 4, 2005 /PRNewswire-FirstCall via COMTEX/ -- Sirna Therapeutics, Inc. (Nasdaq: RNAI) and San Francisco Mayor Newsom announced today that Sirna is the first publicly traded biotech company to choose San Francisco's new China Basin Landing at Mission Bay as its headquarters.

Sirna Therapeutics, which has been headquartered in Boulder, CO since its founding in April 2003, has entered into a lease at China Basin Landing adjacent to University of California San Francisco's (UCSF's) 43-acre life sciences campus at Mission Bay. The move strategically places Sirna at the center of the largest biotech cluster in the United States.

Sirna will be welcomed today by San Francisco Mayor Gavin Newsom at a ceremony in City Hall. Mayor Newsom said, "Sirna's commitment to Mission Bay marks another important milestone in our efforts to build the leading biotech cluster right here in San Francisco. It is yet another sign that UCSF's preeminence in life sciences research is a strong attractor for companies looking for that next great medical breakthrough."

Howard W. Robin, President and Chief Executive Officer of Sirna Therapeutics, said, "The headquarters move will place Sirna firmly among its peers in the world's leading biotechnology community. It also offers the Company both economic and business advantages. Economically, we will benefit from consolidating excess facilities thereby reducing costs. It also positions us in proximity to a large pool of highly trained scientific and research talent. We were particularly impressed with the University of California San Francisco's focus on expanding facilities and creating what will be one of the finest clinical research facilities in the world. We look forward to collaborations with UCSF and are pleased to have them join Sirna's longstanding relationships with other universities."

Sirna's decision follows several recent successes for San Francisco as it seeks to expand the biotech sector in the city. In the spring of 2004, the Board of Supervisor's passed, and the Mayor signed into law, a Payroll Tax Exemption targeted at the biotech sector. That was followed shortly thereafter by Alexandria Real Estate Equities' acquisition of 1.44 million square feet of laboratory space entitlement at Mission Bay. Most recently, the Mayor announced the decision by Five Prime Therapeutics to locate its headquarters adjacent to UCSF's new campus in the Gladstone Institute building.

San Francisco can be credited with undertaking an aggressive outreach campaign to help attract the company. As stated by Sirna CEO Robin, "In addition to the city's concrete advantages, we were impressed with San Francisco's warm welcome. The Mayor himself personally intervened. Also, members of the business community and the Mayor's Biotech Advisory Council, the Center for Economic Development and UCSF rallied to make the case to move here."

G. Stephen Burrill, Chairman of Burrill & Co. and head of the Mayor's Biotech Advisory Council (MayBAC), commented, "The growing enthusiasm regarding Mission Bay's future is becoming contagious. Several groups and people came together to let Sirna know the opportunities that Mission Bay offer and to let the company know that we were very eager to have them come here. We are excited to have the leading RNAi company join the San Francisco biotechnology community as to continues to progress this important science"

Dennis Conaghan, executive director of the San Francisco Center for Economic Development, said "We now have a critical mass -- and collaborative spirit -- between the public and private sectors in this city to help us seamlessly get the word out about our unparalleled talent pool and other advantages. This win proves how such collaboration will be a strong force for the city's good."

About Sirna Therapeutics

Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration (AMD), Huntington's Disease, diabetes, asthma, oncology, hepatitis C and hair removal. Sirna has initiated a Phase 1 clinical trial for its most advanced compound, Sirna-027, a chemically modified siRNA targeting the clinically validated vascular endothelial growth factor pathway to treat AMD. The Company has strategic partnerships with Eli Lilly, Targeted Genetics and Archemix and a leading intellectual property portfolio in RNAi. More information on Sirna Therapeutics is available on the Company's web site at http://www.sirna.com/ .

Statements in this press release which are not strictly historical are "forward-looking" statements which should be considered as subject to many risks and uncertainties. For example, estimated costs and savings of the San Francisco facility are highly uncertain and subject to a number of significant variables and risks, including that the relocation could adversely affect employee retention and focus and the ability to manage operations during the ovelapping period that the San Francisco and Boulder facilities are both open. Other risks and uncertainties include Sirna's early stage of development and short operating history, whether Sirna can achieve and maintain profitability, whether Sirna can obtain and protect patents, the risk of third-party patent infringement claims, whether Sirna can engage collaborators and obtain regulatory approval for products, Sirna's concentration of stock ownership, and availability of materials for product manufacturing. These and additional risk factors are identified in Sirna's Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contacts:
Martin E. Schmieg, Sr. Vice President & CFO of Sirna Therapeutics, Inc.,
+1-303-449-6500 or
Jason Rando, The Ruth Group, +1-646-536-7025, or
Jennifer Petrucione, SF Mayor's Office of Communications, +1-415-554-6131

SOURCE: Sirna Therapeutics, Inc.

Martin E. Schmieg, Sr. Vice President & CFO of Sirna Therapeutics, Inc.,
+1-303-449-6500 or Jason Rando, The Ruth Group, +1-646-536-7025, or Jennifer
Petrucione, SF Mayor's Office of Communications, +1-415-554-6131

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